Amended and Restated Fee Deferral Plan of the Non-Interested Person Trustees of the Fidelity Equity and High Income Funds

(Effective as of September 15, 1995, as amended and restated as of March 1, 2018)

1.

Purpose.

The purpose of this Amended and Restated Fee Deferral Plan of the Non-Interested Person Trustees of the Fidelity Equity and High Yield Funds (this “Plan”) is to provide the Independent Trustees of each Eligible Fund with the opportunity to defer the receipt of compensation earned by them as directors or trustees in lieu of receiving payment of such compensation currently, and to treat any deferred amount as though an equivalent dollar amount had been invested in shares of certain of the Funds or other designated funds advised by Fidelity Management & Research Company or any of its affiliates.

2.

Definitions.

“Administrator” shall have the meaning set forth in Section 9.

“Board” means, with respect to any Fund, collectively the directors or trustees of such Fund. ”Board Fees” means the compensation (other than meeting fees) payable to each Independent

Trustee for serving as a member of the Board or as a member of any committee (or any subcommittee of such committee). To the extent that an advisory board member is allowed to participate in the Plan, the term “Board Fees” shall include all compensation (other than meeting fees) earned by an advisory board member for serving as a member of the advisory board. For the avoidance of doubt, amounts payable for attending meetings or provided as a reimbursement of out of pocket expenses are not included as Board Fees.

“Code” means the Internal Revenue Code of 1986, as amended.

“Deferred Fee Account” means, with respect an Independent Trustee, the book entry account established under the Plan to which shall be credited such Independent Trustee’s Elective Deferrals. Mandatory Deferrals allocated to any Independent Trustee shall also be credited to such Independent Trustee’s Deferred Fee Account.

“Elective Deferrals” means, with respect to any Independent Trustee, the portion of the Board Fees payable to an Independent Trustee which he or she elects to defer under the Plan.

“Eligible Fund” means each Fund designated by the Administrator and approved by the Governance and Nominating Committee to participate in the Plan.

“Fund” means each investment company advised by Fidelity Management & Research Company or any of its affiliates.

“Independent Trustee” means each “director” and, to the extent determined to be eligible by the Board, each advisory board member, in each case, who is not an “interested person” of the Fund, as such terms are defined in the Investment Company Act of 1940, as amended. To the extent that an advisory board member is allowed to participate in the Plan, such advisory board member shall be considered to have the same status as an independent director for purposes of application of the deferral and distributions rules of the Plan.

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“Investment Pool Fund” means any Fund designated by the Governance and Nominating Committee as available to Independent Trustees as a deemed investment vehicle under the Plan for amounts credited to a Deferred Fee Account.

“Mandatory Deferred Fees” means any portion of the Board Fees payable to an Independent Trustee for services prior to January 1, 2010 that were required to be mandatorily deferred under the Plan.

“Section 409A Deferrals” means with respect to any Independent Trustee any amount credited to his or her Deferred Fee Account that is attributable to Elective Deferrals or Mandatory Deferrals that first became earned and vested after December 31, 2004.

“Target Fund” means, with respect to an Independent Trustee, any Investment Pool Fund in which any amounts credited to his or her Deferred Fee Account are deemed invested.

“Termination Date” means, with respect to any Independent Trustee, the date on which an Independent Trustee is no longer a member of the Board or advisory board of any Fund. With respect to any amounts in an Independent Trustee’s Deferred Fee Account that are attributable to Section 409A Deferrals, an Independent Trustee shall not be deemed to have a Termination Date unless the Independent Trustee has a separation from service within the meaning of Treasury Regulation

§1.409A-1(h).

3.

Election to Defer Board Fees.

(a)

Eligibility to Elect Deferrals. Each Independent Trustee may elect to defer receipt of all or a specified portion of the Board Fees earned by such Independent Trustee in respect of the Eligible Funds. Any Board Fees deferred hereunder will be credited to the Independent Trustee’s Deferred Fee Account on the date such compensation otherwise would have been payable if not deferred.

(b)

Election Notice Subject to Section 3(d), to participate in the Plan with respect to any calendar year, an Independent Trustee shall complete, sign and file with the Administrator an Election Notice on a form provided by the Administrator prior to the beginning of such calendar year, provided, however, that with respect to the first year in which an Independent Trustee becomes eligible to participate in this Plan, such Independent Trustee may, within 30 days after such initial eligibility date, file an immediately effective Election Notice with the Administrator to defer Board Fees with respect to services to be performed subsequent to the date of such election. The Election Notice shall state:

(i)

subject to Section 3(c), the time or times of payment of such deferred compensation,

(ii)

the manner of payment of deferred compensation (i.e., in a lump sum or the number of quarterly or annual installments),

(iii)

the aggregate amount of Board Fees to be deferred for such year as an Elective Deferral,

(iv)

the Investment Pool Fund(s) in which such deferrals are to be deemed invested and in what percentages, and

(v)

any beneficiary designated pursuant to Section 5(b) of this Plan.

(c)

Election of Time and Form of Distribution. Each Independent Trustee shall in the Election Notice elect to defer the receipt of his or her deferred compensation until a date specified by such Independent Trustee in the Election Notice, which date may not be earlier than the later of (i)

the first business day of January following the year which includes the Independent Trustee’s

Termination Date and (ii) one year following the Election Notice. In addition, in no event may the period over which the Deferred Fee Account is paid out exceed 20 years. If an Independent Trustee fails to designate the time or date as of which payment of his or her Deferred Fee Account in a manner permitted under the Plan is to commence, such Independent Trustee shall be deemed to have elected that payment of such Deferred Fee Account shall commence as of the first business day of January following the year which includes the Independent Trustee’s Termination Date. If an Independent Trustee fails to designate the manner of distribution to apply to his Deferred Fee Account, such Independent Trustee shall be deemed to have elected that such Deferred Fee Account shall be distributed in a lump sum.

(d)

Continuing Effect of Election Notice. Any election to defer Board Fees made by an Independent Trustee shall continue in effect unless and until such Independent Trustee notifies the Administrator in writing that he or she wishes to terminate such election or modify the amount of compensation deferred pursuant to such election. Any such revocation or modification shall be effective only with respect to compensation earned after the calendar year in which such amended Election Notice is filed with the Administrator.

Upon receipt by the Administrator from an Independent Trustee of an amended Election Notice, the applicable portion of compensation earned by such Independent Trustee from and after January 1 of the succeeding calendar year shall be paid currently and no longer deferred as provided in this Plan (unless such Independent Trustee shall have filed a new Election Notice prior to such January 1).

However, any amounts in such Independent Trustee’s Deferred Fee Account on such January 1 and any amount that the Independent Trustee thereafter defers shall continue to be payable in accordance with the Election Notice (or Notices) pursuant to which it was deferred. An Independent Trustee who has filed an Election Notice to terminate a prior deferral election may thereafter again file an Election Notice to participate pursuant to Section 3 hereof effective for the calendar year subsequent to the calendar year in which he or she files the new Election Notice.

4.

Deemed Investment of Deferred Fee Account.

(a)

Investment of Deferred Fee Account. The amounts credited to any Independent Trustee’s Deferred Fee Account shall be deemed invested in one or more Investment Pool Funds selected by the Independent Trustee. If an Independent Trustee fails to designate one or more Investment Pool Funds in respect of his or her Elective Deferrals or Mandatory Deferrals, then the Administrator shall designate one or more Investment Pool Funds in which such Deferrals shall be deemed invested.

(b)

Manner of Selecting Target Funds. Each participating Independent Trustee shall designate in the Election Notice in which Investment Funds, and in what percentages, amounts attributable to his or her Elective Deferrals and Mandatory Deferrals will be invested. Each Independent Trustee may direct that the Target Funds in which his or her Elective Deferral and Mandatory Deferrals are deemed invested be changed in accordance with policies and procedures adopted by the Administrator as in effect from time to time, including permitting changes to be provided by electronic media directly to the record keeper designated by the Administrator.

(c)

Calculation Amounts deferred shall initially be treated as though invested in shares of each Target Fund calculated as follows:

(i)

the product of

(x)

the amount of such deferrals and

(y)

the percentage of such deferrals deemed invested in that Target Fund, divided by

(ii)

the Target Fund’s Net Asset Value per share as of the date such amount is so credited. The Net Asset Value per share shall be determined as set forth in the Target Fund’s registration statement under the Investment Company Act of 1940, as amended, governing instruments and otherwise in accordance with law.

(d)

Dividends, etc. If a Target Fund shall pay a stock dividend on or split up, combine, reclassify or substitute other securities by merger, consolidation or otherwise for its outstanding shares, the Independent Trustee’s Deferred Fee Account shall be adjusted as though shares of such Target Fund were actually held by the Deferred Fee Account in order to preserve rights substantially proportionate to the rights deemed held immediately prior to such event. On each payable date of interest, dividends or capital gains distributions declared by the Board of any Target Fund in which an Independent Trustee’s Deferred Fee Account is deemed invested, the Deferred Fee Account will be credited with book adjustments representing all interest, dividends or capital gains distributions that would have been realized had such account been invested in shares of such Target Fund. Each Deferred Fee Account will be charged with any losses with respect to the shares of any Target Fund that would have been realized had such Deferred Fee Account actually been invested in such shares.

(e)

Dissolution, etc. The provisions of this Section 4(e) shall apply notwithstanding any elections by an Independent Trustee otherwise made in accordance with the terms of the Plan. Deferrals under this Plan that are treated as though invested in a Target Fund shall be distributed upon the dissolution, liquidation or winding up of that Target Fund, whether voluntary or involuntary; provided, however, that, with respect to any portion of an Independent Trustee’s Deferral Fee Account attributable to Section 409A Deferrals, no accelerated distribution shall occur unless such liquidation of such Target Fund shall satisfy the requirements of plan terminations and liquidations set forth in Treasury Regulation

§1.409A-3(j)(4)(ix)(A).  Deferrals under this Plan that are treated as though invested in a Target Fund shall be distributed upon the voluntary sale, conveyance or transfer of all or substantially all of the Target Fund’s assets or the merger of the Target Fund into another trust or corporation or its consolidation with one or more other trusts or corporations (unless the obligations of the Target Fund are assumed by such surviving entity and such surviving entity is another fund), provided that (i) no distribution shall be made on account with respect to any portion of an Independent Trustee’s Deferral Fee Account attributable to Section 409A Deferrals if such an event does not constitute a “change in control event” as defined in Treasury Regulation §1.409A-3, and (ii) no such distribution shall be made with respect to any portion of an Independent Trustee’s Deferral Fee Account that are not attributable to Section 409A Deferrals if the obligations of the Target Fund shall have been assumed by another Fund. In the event that a distribution does not occur under this Section 4(e) because of the application of any proviso set forth in either of the two immediately preceding sentences, the generally applicable terms of the Plan shall apply, including, if such an event results in a Termination Date with respect to an Independent Trustee in respect of the affected Target Fund.

5.

Payment of Deferred Fee Account.

(a)

Payment in Accordance with Election. The aggregate value of an Independent Trustee’s Deferred Fee Account will be paid in a lump sum or in installments and at the time or times specified in his or her Election Notice (or, if not so specified, as determined pursuant to Section 3(c)). If installments are elected by an Independent Trustee, such installments shall be paid in cash and the amount of the first cash payment shall be a fraction of the then value of such Independent Trustee’s Deferred Fee Account, the numerator of which is one, and the denominator of which is the total number of installments. The amount of each subsequent cash payment shall be a fraction of the then value of such Independent Trustee’s Deferred Fee Account remaining after the prior payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid.

(b)

Payment to Beneficiary. If an Independent Trustee dies before he or she has received payment of all amounts in such Independent Trustee’s Deferred Fee Account, the value of such Deferred Fee Account shall be paid in a lump sum within 30 days (or such later time as may be permitted in compliance with Section 409A) to the beneficiary designated by the Independent Trustee or, if no such beneficiary is designated, to such Independent Trustee’s estate. Any beneficiary so designated by an

Independent Trustee may be changed at any time by written notice from such Independent Trustee to the Administrator.

(c)

Hardship. Notwithstanding the provisions of Section 5(a), upon application by an Independent Trustee and a determination by the Governance and Nominating Committee that the Independent Trustee has suffered a severe and unanticipated financial hardship, the Administrator shall distribute to the Independent Trustee, in a single lump sum, an amount equal to the lesser of the amount needed by the Independent Trustee to meet the hardship or the balance of the Independent Trustee’s Deferred Fee Account. With respect to Section 409A Deferrals, no hardship distributions shall be made under this Section 5(c) except to the extent permitted in the case of an “unforeseeable emergency” within the meaning of Section 409A of the Code.

(d)

Changes in Form and Timing of Payment of Deferred Compensation. An Independent Trustee may elect to change the timing and manner of his or her distribution election with respect to all amounts credited to his or Deferred Fee Account, provided that:

(i)

No such election change shall take effect until at least 12 months after the date on which such amended Election Notice is filed with the Administrator;

(ii)

The amended Election Notice must provide that the first payment with respect to which such election is made be deferred for a period of not less than 5 years from the date such payment would otherwise have been made but for the election change; and

(iii)

Such amended Election Notice must be filed with the Administrator at least 12 months prior to the date of the first scheduled payment with respect to which such election change is being made.

(e)

Changes in the Timing of Amounts that Are Not Section 409A Deferrals. Notwithstanding the foregoing provisions of this Section 5(d), to the extent that the Deferred Fee Account of any Independent Trustee includes amounts attributable to Elective Deferrals or Mandatory Deferrals that, in either such case, are not Section 409A Deferrals, such Independent Trustee may change the timing and manner of his or her distribution election with respect to all such amounts:

(i)

prior to the last day of the calendar year in which the Termination Date for the Independent Trustee occurs, or, if later,

(ii)

by a date such that at least one full calendar year elapses between

(i)

the date as of which such amended Election Notice is filed and

(ii)

each of

(A)

the date as of which a distribution would otherwise have commenced and

(B)

the date as of which such distribution will commence under such amended Notice.

(f)

No Acceleration of Section 409A Deferrals. No accelerated distributions shall be made under this Plan with respect to any 409A Deferrals, except to the extent permitted under section 409A of the Code without the imposition of a penalty tax thereunder.

6.

Account Statement.

The Administrator will make available to each Independent Trustee access to information (including by online access through the record keeper appointed by the Administrator) setting forth the aggregate value of such Independent Trustee’s Deferred Fee Account and showing credits to and payments from such Deferred Fee Account.

7.

No Interest In Deferred Fee Account.

Credits to Deferred Fee Accounts shall remain part of the general assets of each Fund, shall at all times be the sole and absolute property of the Fund and shall in no event be deemed to constitute a fund, trust or collateral security for the payment of the deferred compensation to which Independent Trustees are entitled from such Deferred Fee Accounts. The right of any Independent Trustee or his or her designated beneficiary or estate to receive future payment of deferred compensation under the provisions of this Plan shall be an unsecured claim against general assets of the Fund, if any, available at the time of payment. The Fund shall be under no obligation to any Independent Trustee to purchase, hold or dispose of any investments but, if the Fund chooses to purchase investments, including shares of any Target Fund, to cover its obligations under this Plan, then any and all such investments shall continue to be a part of the general assets and property of the Fund. No amount shall be payable hereunder with respect to the Deferred Fee Account of a former Independent Trustee if the Governance and Nominating Committee shall have determined that such Independent Trustee’s termination as a Board member resulted from such Independent Trustee’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the office of Independent Trustee.

8.

Non-Assignability.

No Independent Trustee, his or her designated beneficiary or estate or any other person shall have the right to encumber, pledge, sell, assign or transfer the right to receive payments under this Plan, except by will or by the laws of descent and distribution. All such payments and the right thereto are expressly declared to be non-assignable.

9.

Administration.

This Plan shall be administered by each Fund’s Treasurer or one or more other persons appointed by the Governance and Nominating Committee of such Fund (the “Administrator”). The Administrator may delegate its responsibilities to one or more affiliates of Fidelity Management & Research Company chosen by the Administrator. All Notices and amendments shall be filed with the Administrator and the Administrator shall be responsible for maintaining records of all Deferred Fee Accounts and for furnishing the annual statements of Deferred Fee Accounts provided for in Section 6 of this Plan. The Governance and Nominating Committee shall have the general authority to interpret, construe and implement provisions of this Plan. Any determination by the Governance and Nominating Committee shall be binding on the Independent Trustee and shall be final and conclusive. To the extent that any amounts credited to an Independent Trustee’s Deferred Fee Account are attributable to Section 409A Deferrals the Plan shall be administered and interpreted in a manner consistent with the provisions of Section 409A of the Code and the regulations thereunder.

10.

Amendment or Termination.

This Plan may at any time be amended, modified or terminated by the Board. However, no amendment, modification or termination shall adversely affect any Independent Trustee’s rights in respect of amounts theretofore credited to his or her Deferred Fee Account.

11.

Governing Law.

This Plan shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

12.

Effective Date.

This Plan shall be effective as of September 15, 1995, and any amendment hereto shall be effective on the date specified in the action taken by the Board on such amendment. The Board approved the amendment and restatement of this Plan effective as of March 1, 2018. This Plan shall control for periods on and after March 1, 2018, including for deferrals made before that date.